Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)
COSTAR GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)
Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount Registration Fee

Equity	Common Stock, par value $0.01 per share	Other	13,200,000	$84.93	$1,121,076,000	0.00015310	$171,636.74

Total Offering Amounts					$1,121,076,000		$171,636.74

Total Fee Offsets							—

Net Fee Due							$171,636.74

(1)
The CoStar Group, Inc. 2025 Stock Incentive Plan (the “Plan”) authorizes the issuance of 13,200,000 shares of CoStar Group, Inc. (the “Company”) common stock, par value $0.01 per share (“Common Stock”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, or similar transaction. The Plan was approved by the Board of Directors of the Company and the Company’s stockholders at the Company’s 2025 Annual Meeting of Stockholders.

(2)
Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is based upon the average of the high and low prices per share of Common Stock as reported on the Nasdaq Global Select Market on July 18, 2025.